SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED DECEMBER 7, 2006
(To Prospectus dated November 27, 2006)

$1,553,600,100
(Approximate)

CWABS, Inc.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

CWABS Asset-Backed Certificates Trust 2006-23
Issuing Entity

Asset-Backed Certificates, Series 2006-23

This Supplement revises the Prospectus Supplement dated December 7, 2006 (as supplemented on December 8, 2006) to the Prospectus dated November 27, 2006 with respect to the above-captioned series of certificates as follows:

On page S-66, the words “an additional 1/12th of 1.15%” appearing in the row marked “December 2008 — November 2009” in the table in the definition of “Cumulative Loss Trigger Event” are hereby replaced with “an additional 1/12th of 1.25%”.

Countrywide Securities Corporation
JPMorgan
RBS Greenwich Capital

The date of this Supplement is December 15, 2006.